Exhibit 99.1

NEWS RELEASE	600 North Dairy Ashford Road Houston, TX 77079-1175 Media Relations: 281-293-1149 www.conocophillips.com/media

March 29, 2017

ConocoPhillips Announces Sale of Foster Creek Christina Lake Partnership Interest and Western Canada Deep Basin Gas Assets to Cenovus for $13.3 Billion; Significant Transaction Accelerates Value Proposition

•                  Cash portion of proceeds will be used to reduce debt to $20 billion in 2017 and double existing share repurchase authorization to $6 billion

•                  Transaction significantly improves underlying financial and portfolio metrics

HOUSTON — ConocoPhillips (NYSE: COP) today announced it has signed a definitive agreement with Cenovus (TSX: CVE) (NYSE: CVE) to sell its 50 percent nonoperated interest in the Foster Creek Christina Lake (FCCL) oil sands partnership, as well as the majority of its western Canada Deep Basin gas assets, for total proceeds of $13.3 billion. ConocoPhillips Canada will retain its operated 50 percent interest in the Surmont oil sands joint venture and its operated 100 percent Blueberry-Montney unconventional acreage position.

Total proceeds for the transaction are $13.3 billion before customary adjustments, consisting of the following considerations:

•                  $10.6 billion of cash, payable at closing; and

•                  208 million Cenovus shares, valued at $2.7 billion on March 28, 2017.

In addition, the company will receive five years of uncapped contingent payments, triggered when Western Canada Select (WCS) crude prices exceed $52 Canadian dollars per barrel. Using March 28, 2017 foreign exchange and differentials, WCS of CA$52 per barrel would equate to WTI of approximately $52 per barrel.

“This is a significant, win-win opportunity for ConocoPhillips and Cenovus,” said ConocoPhillips Chairman and Chief Executive Officer Ryan Lance. “This transaction will make an immediate and significant impact on the company’s value proposition by allowing us to rapidly reduce debt to $20 billion and double our share repurchase authorization to $6 billion. This means we will not only accelerate, but exceed, the three-year plan we laid out in November 2016. The transaction is accretive to our cash margins and lowers the average cost of supply of our portfolio, with no impact to our estimate of cash provided by operating activities at $50 per barrel Brent price. We will retain upside to future oil price increases through our equity stake in Cenovus and an uncapped, five-year contingent payment. ConocoPhillips Canada will now focus exclusively on our Surmont oil sands and the liquids-rich Blueberry-Montney unconventional asset. Cenovus will assume sole ownership of FCCL and assume operations in the Deep Basin assets. This is truly a transformational event for both companies.”

The company intends to use the cash portion of the transaction proceeds to reduce debt to $20 billion in 2017 and increase the level and pace of share repurchases. The ConocoPhillips board of directors approved an increase in the existing share repurchase authorization to a total of $6 billion, which is double the previous $3 billion authorization. The company also intends to triple its planned 2017 buybacks from $1 billion to $3 billion, with the remaining $3 billion allocated to 2018 and 2019.

The full-year 2017 estimated production associated with the assets being sold is 280 thousand barrels of oil equivalent per day net after royalty (NAR), comprised of approximately two-thirds liquids and one-third gas. The full-year estimated 2017 production and operating expenses associated with the assets being sold is $0.4 billion. The company’s previously stated estimate of cash provided by operating activities (CFO) of $6.5 billion at $50 per barrel Brent is unchanged as CFO from the disposition is roughly offset by lower interest expense. The company does not expect any change to 2017 capital expenditures. Year-end 2016 reserves associated with the asset dispositions were 1.3 billion barrels of oil equivalent NAR.

“We laid out a bold and unique value proposition in late 2016 that was focused on free cash flow generation, a strong balance sheet, returning cash to shareholders, disciplined growth and improved returns,” said Lance. “Our stated plan was to accelerate our value proposition by reducing debt with asset sales. Clearly, this transaction significantly accelerates those efforts and provides an important catalyst that should allow investors to have clarity and confidence in our future direction. Today’s announcement clears the way for us to execute a plan that we believe will create long-term value and deliver double-digit returns to shareholders annually.”

The disposed assets had a net book value of approximately $10.9 billion as of Dec. 31, 2016. The transaction is subject to specific conditions precedent being satisfied, including regulatory review and approval. The company expects to record a gain on sale upon closing, which is expected in the second quarter of 2017. Additionally, the company expects to recognize a financial tax accounting benefit of approximately $1 billion in the first quarter of 2017, which results from the capital gain component of the transaction and recognition of previously unrealizable tax basis. Tax expense associated with the sale will be recorded at the time of closing.

ConocoPhillips will host a webcast to discuss this announcement at 5:30 p.m. ET / 4:30 p.m. CT today. A link to the webcast is available at www.conocophillips.com/investor.  Related materials will be posted on the company’s website prior to the call.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $90 billion of total assets, and approximately 13,300 employees as of Dec. 31, 2016. Production excluding Libya averaged 1,567 MBOED in 2016, and proved reserves were 6.4 billion BOE as of Dec. 31, 2016. For more information, go to www.conocophillips.com.

Contacts

Daren Beaudo (Corporate media)

281-293-2073

daren.beaudo@conocophillips.com

Rob Evans (Canadian media)

403-532-3576

rob.evans@conocophillips.com

Andy O’Brien (Investors)

281-293-5000

andy.m.obrien@conocophillips.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to our ability to complete our sale of certain of our assets in western Canada (the “Sale Transaction”) to Cenovus Energy Inc. (Cenovus) on the timeline currently anticipated, if at all; the possibility that regulatory approvals for the Sale Transaction will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the Sale Transaction or our remaining business; business disruptions during or following the Sale Transaction, including the diversion of management time and attention; our ability to liquidate the Cenovus common stock received in the Sale Transaction at prices we deem acceptable, or at all; the ability to deploy the net proceeds from the Sale Transaction in the manner and timeframe we currently anticipate, if at all; changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; and changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information — To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release contains certain financial measures that are not prepared in accordance with GAAP, including cash margins and free cash flow. Cash margins are calculated as cash provided by operating activities divided by production. Free cash flow is cash provided by operating activities in excess of capital expenditures and investments required to maintain flat production, working capital changes associated with investing activities, and dividends paid. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

The Company believes that the non-GAAP measure cash margins is useful to investors as it provides a measure to compare cash provided by operating activities on a per unit of production. The Company believes that the non-GAAP measure free cash flow is useful to investors as it provides a measure to compare cash provided by operating activities after deduction of capital expenditures and investments, working capital changes associated with investing activities, and dividends paid across periods on a consistent basis.

The non-GAAP measures included in this news release have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release from time to time in light of its then existing operations to include other adjustments that may impact its operations.